BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2004 Annual Report on Form 10-K

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Fiscal Year Ended
	June 27, 2004		June 29, 2003		June 30, 2002		July 1, 2001		July 2, 2000
Earnings
Income before income taxes	$205,004		$118,578		$80,510		$71,873		$216,623
Less: Equity income from equity investees	(7,876)		(5,224)		(6,181)		(5,041)		(13,333)
Add: Fixed charges	42,166		42,483		46,448		31,374		21,765
Distributed income of equity investees	4,392		4,080		2,426		2,933		2,641

Earnings as defined	$243,686		$159,917		$123,203		$101,139		$227,696

Fixed Charges
Interest expense	$35,694		$38,380		$42,305		$29,268		$19,699
Amortization of discounts related to indebtedness	758		782		888		251		205
Imputed interest on deferred revenue	1,213		1,227		1,240		1,146		1,363

Interest expense as reported	37,665		40,389		44,433		30,665		21,267
Amortization of deferred financing fees	3,778		1,519		1,420		133		—
Portion of rent expense relating to interest	723		575		595		576		498

Fixed charges as defined	$42,166		$42,483		$46,448		$31,374		$21,765

Ratio of earnings to fixed charges	5.8	x	3.8	x	2.7	x	3.2	x	10.5	x